                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                                 TRC REALTY LLC

     This Limited Liability Company Agreement (this "Agreement") of TRC Realty
LLC (the "Company") is entered into by The Restaurant Company, a Delaware corporation, as the sole member of the Company (the "Member").

     The sole Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the "Act"), and hereby designates Howard L. Rosenberg as an "authorized person" within the meaning of the Act for the sole purpose of executing, delivering and filing the Certificate of Formation of the Company with the
Secretary of State of Delaware and for the registration of the Company in any jurisdiction where the business activities of the Company would require such registration, and further agrees as follows:

     1. Name. The name of the limited liability company formed hereby is TRC
Realty LLC.

     2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

     3. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange
Street, Wilmington, County of New Castle, Delaware 19801.

     4. Registered Agent. The name and address of the registered agent of the
Company for service of process on the Company in the State of Delaware is The
Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle,
Delaware 19801.

     5. Members. The names and the business, residence or mailing addresses of the sole Member are as follows:

Name                     Address
----                     -------
The Restaurant Company   6075 Poplar Avenue, Suite 800
                         Memphis, TN 38119-4709

     6. Powers. The business and affairs of the Company shall be managed by the
Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the
State of Delaware. The Member shall have the authority to bind the Company.

     7. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the
Member, or (b) the entry of a decree of judicial dissolution under Section
18-802 of the Act or (c) the death of a Member.

     8. Capital Contributions. The sole Member has made such capital contributions to the Company as is reflected on the books of the Company.

     9. Additional Contributions. No Member is required to make any additional capital contribution to the Company.

     10. Allocation of Profits and Losses. The Company's profits and losses shall be allocated in proportion to the capital contributions of the Member.

     11. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

     12. Assignments. A Member may assign his limited liability company interest in whole or in part.

     13. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the consent of the Member.

     14. Liability of Members. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the
Act. The Company shall indemnify the Member for its actions as Member to the fullest extent permitted by law.

     15. Indemnification. The Company shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, the Member and any officer or employee of the Company, and may so indemnify any agent of the Company, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administration or investigative (including, without limitation, an action by or in the right of the Company) by reason of any action or omission in their respective capacities against any liabilities, expenses (including, without limitation, attorneys'
fees and expenses and any other costs and expenses incurred in connection with defending such action, suit or proceeding), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Person in connection with such action, suit or proceeding, if the Person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the
Company, and, with respect to any criminal action or proceedings, had no reasonable cause to believe its, his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption (i) that the Person did not act in good faith and in a manner which it, he or she reasonably believed to be in or not opposed to the best interests of the Company, and (ii) with respect to any criminal action or proceeding, that Person had reasonable cause to believe its, his or her conduct was unlawful. Expenses (including without limitation, attorneys' fees and expenses) incurred by a Person seeking indemnification hereunder shall be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking from the Person to repay such amount if it shall ultimately be determined that the Person is not entitled to indemnification.

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     For purposes of the proceeding paragraph, the word "Person" shall include the Member and any officer, employee or agent of the Company.

     16. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

     17. Amendment. This Agreement may be amended in writing by the Member.

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the 9th day of
December, 1999.

                                        THE RESTAURANT COMPANY

                                        By: /s/ Donald F. Wiseman
                                            ------------------------------------
                                        Its: Vice President

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